Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer

Zions Bancorporation Announces Successful Completion of

Non-Cumulative Perpetual Preferred Stock Offering

SALT LAKE CITY, July 30, 2013 – Zions Bancorporation (“Zions” or the “Company”) (Nasdaq: ZION) announced today that it successfully priced its offering of 236,279 depositary shares ($5,906,975 aggregate liquidation preference) each representing a 1/40th interest in a share of Series A floating rate non-cumulative perpetual preferred stock in an underwritten public transaction. The public offering price of $21.55 was determined through an online modified Dutch auction process administered by Zions Direct, Inc. (“Zions Direct”). The dividend rate of the security is the greater of 3 Month LIBOR plus 52 basis points or 4.00%. Net of commissions and fees, the proceeds to the Company are expected to be approximately $4.9 million.

Zions intends to use the net cash proceeds from this offering to pay in part the redemption price in respect of the redemption by Zions of $590,000,000 of its 9.50% Series C non-cumulative perpetual preferred stock.

Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, Inc. served as active joint bookrunning managers for the offering. Macquarie Capital (USA) Inc. and Zions Direct, Inc. served as passive joint bookrunning managers for the offering. Zions Direct served as the auction service provider.

Zions is one of the nation’s premier financial services companies, consisting of a collection of great banks in select Western U.S. markets. Zions operates its banking businesses under local management teams and community identities through approximately 475 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington.

The depositary shares will be issued pursuant to Zions’ Registration Statement on Form S-3 (No. 333-173299) previously filed by Zions with the Securities and Exchange Commission (the “Commission”). The Registration Statement is effective. Copies of the applicable prospectus supplement and accompanying prospectus relating to the offering may be obtained when available by contacting Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3988, telephone toll-free:

ZIONS BANCORPORATION

Press Release – Page 2

July 30, 2013

1-800-503-4611 or by email: prospectus.cpdg@db.com, Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, New York 10282, telephone toll-free: 1-866-471-2526, facsimile: 212-902-9316 or by email: prospectus-ny@ny.email.gs.com, J.P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attention: Syndicate Desk, or by calling 1-212-834-4533 or Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attention: Capital Markets or telephone: 1-800-966-1559, or by visiting EDGAR on the Commission’s website at www.sec.gov.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy preferred stock of Zions or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains statements that relate to the projected or modeled performance or condition of Zions and elements of or affecting such performance or condition, including statements with respect to forecasts, opportunities, models, illustrations, scenarios, beliefs, plans, objectives, goals, guidance, expectations, anticipations or estimates, and similar matters. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual facts, determinations, results or achievements may differ materially from the statements provided in this press release since such statements involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions; economic, market and business conditions, either nationally, internationally, or locally in areas in which Zions conducts its operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; changes in debt, equity and securities markets; adverse legislation or regulatory changes and/or determinations; and other factors described in Zions’ most recent annual and quarterly reports. In addition, the statements contained in this press release are based on facts and circumstances as understood by management of the company on the date of this press release, which may change in the future. Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

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